UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 21, 2011
METLIFE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-15787	13-4075851
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Park Avenue, New York, New York	10166-0188
(Address of Principal Executive Offices)	(Zip Code)
212-578-2211
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 21, 2011, the Compensation Committee of the Board of Directors of MetLife, Inc. (the ”Company”) approved special compensation grants (“Special Grants”) to William J. Wheeler, Executive Vice President and Chief Financial Officer, and William J. Mullaney, President, U.S. Business. These Special Grants were approved in recognition of the critical nature of their roles at the Company and to encourage them to continue with the Company providing a high level of performance that will create value for Company shareholders. The grants were in addition to grants determined under the Company’s general executive compensation practices awarded earlier in 2011. These Special Grants consisted of 37,500 performance shares and 112,500 stock options to each executive.
Each of the Special Grant performance shares is subject to a three-year performance period beginning January 1, 2011, which is the same as performance shares determined under the Company’s general executive compensation practices granted earlier in 2011. After the end of the performance period, up to 200% of each executive’s performance shares may become payable in shares of the Company's common stock, generally assuming the executive’s continued service to the Company through the end of the performance period, and depending on the Company's performance relative to its competition over the performance period.
Each of the Special Grant stock options has an exercise price equal to the closing price of the Company’s shares on the New York Stock Exchange on the date of grant, and will normally become exercisable on the third anniversary of their grant date, generally assuming the executive’s continued service to the Company through that date.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METLIFE, INC.

By:	/s/ Christine M. DeBiase

Name:	Christine M. DeBiase
Title:	Vice President and Secretary
Date: March 23, 2011